MAVERICK COMPLETES CONVERTIBLE DEBENTURE PLACEMENT AND UPDATES RESTRUCTURING EFFORTS

Dallas, Texas, November 17, 2006

Maverick Oil and Gas, Inc.(OTCBB:MVOG) today announced that it has sold $6,750,000 in principal amount of 8% secured convertible debentures and warrants for gross proceeds of $6,000,000 The debentures are convertible into shares of our common stock at a conversion price of $0.80 per share.

Under the purchase agreement for the debentures, we issued warrants to purchase 13,500,000 shares of common stock at an exercise price of $0.20 per share. Also, by operation of the anti-dilution provisions of a prior investment made by these investors in January 2006 and June 2006, the exercise price of existing warrants will be reduced to $0.20 per share and those warrants will be exercisable for an additional 4,500,000 shares of common stock. The purchase agreement requires us to register the shares issuable upon the conversion of the debentures and the exercise of the warrants for resale on behalf of the investors.

The debentures, warrants and the common stock issuable upon conversion of the debentures or exercise of the warrants have not been registered under the Securities Act of 1933, or any state securities laws, and were sold in a private transaction. These securities may not be re-offered or resold in the United States unless the re-offer or resale is registered or unless exceptions from the registration requirements of the Securities Act of 1933 and applicable state laws are available. This press release does not constitute an offer to sell or the solicitation of an offer to purchase securities in any jurisdiction in which such offer or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

We intend to use the proceeds we receive from various asset sales to redeem to the maximum extent possible the debentures we issued in this transaction and debentures we issued in two transactions earlier this year. The Company will file a Form 8-K Current report with the SEC delineating the transaction in greater detail.

16415 Addison Road, Suite 850

Addison, TX 75001

Phone: 214-239-4333Fax: 214-239-4334

Barnett Shale, Wise County, Texas

We have engaged Albrecht & Associates, Inc, to market our interest in the Barnett Shale Project in Wise Country, Texas. The data room for this sale is ongoing and is expected to be completed in mid-December with bids anticipated prior to the end of the year.

Whitewater, Delta and Mesa, County, Colorado

We are negotiating the sale of our Whitewater project in Colorado with an effective date of May 1, 2006. This sale, if consummated, should close prior to the end of the year.

Fayetteville Shale, Woodruff County, Arkansas

We are actively seeking industry partners to invest in further testing of our existing three Fayetteville wells and in additional drilling within our overall acreage position. If negotiations for further investments can be concluded new activity could commence early in 2007.

James A. Watt, Chairman and Chief Executive Officer of Maverick stated, “This sale of our debentures completes the initial step of our effort to raise the new capital that is critical to the success of the Company. We remain committed to positioning the company to build value for its shareholders.”

About Maverick Oil and Gas

We are an early stage independent energy company engaged in oil and gas exploration, exploitation, development and production. We currently participate in these activities through the interests we hold in oil and gas exploration and development projects in Arkansas, Texas and Colorado. We will seek to acquire other exploration and production properties and from time to time sell or trade interests in properties in an effort to maximize value for our shareholders. For more information about the Company, please visit our website at www.maverickoilandgas.com

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding future results, levels of activity, events, trends or plans. We have based these forward-looking statements on our current expectations and projections about such future results, levels of activity, events, trends or plans. These forward looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, events, trends or plans to be materially different from any future results, levels of activity, events, trends or plans expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as guidance, may, will, should, could, would, expect, plan, anticipate, believe, estimate, continue or the negative of such terms or other such expressions. Important factors that could cause actual results to differ materially from our expectations, include but are not limited to: (1) our ability to secure additional capital in an amount sufficient to finance our anticipated drilling and development costs, given our currently limited capital resources; (2)

16415 Addison Road, Suite 850

Addison, TX 75001

Phone: 214-239-4333Fax: 214-239-4334

whether our efforts to sell certain of our assets will be successful and whether those sales will generate proceeds sufficient to redeem our outstanding debentures, (3) our ability to sustain operations for a period of time necessary to implement certain of our development plans, given our currently limited resources: (4) whether drilling efforts can be completed within our estimated time and cost budgets in view of the risks and uncertainties normally associated with drilling projects;(5) whether ultimate production may be achieved, and if so, in a manner consistent with either initial test results or our expectations, given the uncertainties associated with drilling and extraction of oil and gas reserves; (6) whether long term test results will justify the drilling of additional wells; (7) when such additional wells may be drilled; and (8) the ability to drill for and extract commercial quantities of oil and gas.. As they pertain to our business, in general, important factors that could cause our actual results to differ materially from our expectations, include but are not limited to those factors disclosed in our annual report on Form 10-KSB, our other filings with the Securities and Exchange Commission, as well as our other public documents and press releases which can be found on our web site (www.maverickoilandgas.com). Readers are cautioned not to place undue reliance on our forward looking statements, as they speak only as of the date made. Such statements are not guarantees of future performance or events and we undertake no obligation to disclose any revision to these forward looking statements to reflect events or circumstances occurring after the date hereof.

INVESTOR CONTACT

Steve Craig

214 239-4333

steve.craig@maverickoilandgas.com

16415 Addison Road, Suite 850

Addison, TX 75001

Phone: 214-239-4333Fax: 214-239-4334